Exhibit 10.6

LOAN AND SECURITY AGREEMENT

        This LOAN AND SECURITY AGREEMENT is entered into as of October 26, 2007, by and among Comerica Bank, a Michigan banking corporation ("Bank"), on the one hand, and Convio, Inc., a Delaware corporation ("Parent"), and certain of Parent's Subsidiaries signatory hereto (collectively, jointly and severally, with Parent, "Borrowers" and each individually a "Borrower"), on the other hand.

RECITALS

        Borrowers wish to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrowers. This Agreement sets forth the terms on which Bank will advance credit to Borrowers, and Borrowers will repay the amounts owing to Bank.

AGREEMENT

        The parties agree as follows:

        1.     DEFINITIONS AND CONSTRUCTION.

          1.1   Definitions. As used in this Agreement, all capitalized terms shall have the definitions set forth on Exhibit A. Any term used in the Code and not defined herein shall have the meaning given to the term in the Code.

          1.2   Accounting Terms. Any accounting term not specifically defined on Exhibit A shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP. The term "financial statements" shall include the accompanying notes and schedules.

        2.     LOAN AND TERMS OF PAYMENT.

          2.1   Credit Extensions.

            (a)   Promise to Pay. Borrowers promise to pay to Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrowers, together with interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

            (b)   Advances Under Revolving Line.

              (i)    Amount. Subject to and upon the terms and conditions of this Agreement (1) Administrative Borrower may request Advances in an aggregate outstanding amount not to exceed the lesser of (A) the Revolving Line or (B) the sum of (x) the Borrowing Base, plus (y) the Non-Borrowing Base Amount, (z) less any amounts outstanding under the Letter of Credit Sublimit, and (2) amounts borrowed pursuant to this Section 2.1(b) may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(b) shall be immediately due and payable. Borrowers may prepay any Advances without penalty or premium.

              (ii)   Form of Request. Whenever a Borrower desires an Advance, Administrative Borrower will notify Bank by facsimile transmission or telephone no later than 3:00 p.m. Central time (3:00 p.m. Central time for wire transfers), on the Business Day that the Advance is to be made. Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit C. Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank's discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrowers shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Advances made under this Section 2.1(b) to Administrative Borrower's deposit account.

              (iii)  Letter of Credit Sublimit. Subject to the availability under the Revolving Line, and in reliance on the representations and warranties of Borrowers set forth herein, at any time and from time to time from the date hereof through the Business Day immediately prior to the Revolving Maturity Date, Bank shall issue for the account of Borrowers such Letters of Credit as Administrative Borrower may request by delivering to Bank a duly executed letter of credit application on Bank's standard form; provided, however, that the outstanding and undrawn amounts under all such Letters of Credit (i) shall not at any time exceed the Letter of Credit Sublimit, and (ii) shall be deemed to constitute Advances for the purpose of calculating availability under the Revolving Line. Any drawn but unreimbursed amounts under any Letters of Credit shall be charged as Advances against the Revolving Line. All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank's form application and letter of credit agreement. Borrowers will pay in advance a fee equal to 1.50% per annum of the outstanding amount of all Letters of Credit, and any standard issuance and other fees that Bank notifies Administrative Borrower it will charge for issuing and processing Letters of Credit. In the event that any Letter of Credit shall be outstanding on the Revolving Maturity Date, then Borrowers shall deposit with Bank cash collateral in an amount sufficient to cover all undrawn amounts under each such Letter of Credit.

              (iv)  Collateralization of Obligations Extending Beyond Maturity. If Borrowers have not secured to Bank's reasonable satisfaction their obligations with respect to any Letters of Credit outstanding on the Revolving Maturity Date by the Revolving Maturity Date, then, effective as of such date, the balance in any deposit accounts held by Bank and the certificates of deposit or time deposit accounts issued by Bank in Borrowers' name (and any interest paid thereon or proceeds thereof, including any amounts payable upon the maturity or liquidation of such certificates or accounts), shall automatically secure such obligations to the extent of the then continuing or outstanding and undrawn Letters of Credit. Borrowers authorize Bank to hold such balances in pledge and to decline to honor any drafts thereon or any requests by Borrowers or any other Person to pay or otherwise transfer any part of such balances for so long as the Letters of Credit are outstanding or continue at any time on or after the Revolving Maturity Date.

            (c)   Equipment Advances.

              (i)    Subject to and upon the terms and conditions of this Agreement, Bank agrees to make Equipment Advances to Borrowers in two tranches, Tranche A and Tranche B. Administrative Borrower may request Equipment Advances under Tranche A at any time from the date hereof through the Tranche A Availability End Date. Administrative Borrower may request Equipment Advances under Tranche B at any time from the Tranche A Availability End Date through the Tranche B Availability End Date. The aggregate outstanding amount of Tranche A Equipment Advances and Tranche B Equipment Advances shall not exceed the Equipment Line. Each Equipment Advance shall not exceed 80% of the invoice amount of equipment and software approved by Bank from time to time (which Borrowers shall, in any case, have purchased within 90 days of the date of the corresponding Equipment Advance), excluding taxes, shipping, warranty charges, freight discounts and installation expense. In no event shall outstanding Equipment Advances made based upon software exceed 10% of the Equipment Line.

              (ii)   Interest shall accrue from the date of each Equipment Advance at the rate specified in Section 2.3(a), and shall be payable in accordance with Section 2.3(c). Any Equipment Advances that are outstanding under Tranche A on the Tranche A Availability End Date shall be payable in 36 equal monthly installments of principal, plus all accrued interest, beginning on March 26, 2008, and continuing on the same day of each month thereafter through the Equipment Maturity Date, at which time all amounts due in connection with Tranche A Equipment Advance made under this Section 2.1(c) shall be immediately due and payable. Any Equipment Advances that are outstanding under Tranche B on the Tranche B Availability End Date shall be payable in 36 equal monthly installments of principal, plus all accrued interest, beginning on October 26, 2008, and continuing on the same day of each month thereafter through the Equipment Maturity Date, at which time all amounts due in connection with Tranche B Equipment Advance made under this Section 2.1(c) and any other amounts due under this Agreement shall be immediately due and payable. Equipment Advances, once repaid, may not be reborrowed. Borrowers may prepay any Equipment Advances without penalty or premium.

              (iii)  When Borrowers desire to obtain an Equipment Advance, Administrative Borrower shall notify Bank (which notice shall be irrevocable) by facsimile transmission to be received no later than 3:00 p.m. Central time three Business Days before the day on which the Equipment Advance is to be made. Such notice shall be substantially in the form of Exhibit C. The notice shall be signed by a Responsible Officer or its designee and include a copy of the invoice for any Equipment to be financed.

          2.2   Overadvances. If the aggregate amount of the outstanding Advances exceeds the lesser of the Revolving Line or the Borrowing Base at any time, Borrowers shall immediately pay to Bank, in cash, the amount of such excess.

          2.3   Interest Rates, Payments, and Calculations.

            (a)   Interest Rates.

              (i)    Advances. Except as set forth in Section 2.3(b), the Advances shall bear interest, on the outstanding daily balance thereof, at a variable rate equal to 0.50% above the Prime Rate.

              (ii)   Equipment Advances. Except as set forth in Section 2.3(b), the Equipment Advances shall bear interest, on the outstanding daily balance thereof, at a rate equal to 1.25% above the Prime Rate.

            (b)   Late Fee; Default Rate. If any payment is not made within 10 Business Days after the date such payment is due, Borrowers shall pay Bank a late fee equal to the lesser of (i) 5% of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to 5 percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

            (c)   Payments. Interest hereunder shall be due and payable on the first calendar day of each month during the term hereof. Bank shall, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of Borrowers' deposit accounts or against the Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

            (d)   Computation. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed.

          2.4   Crediting Payments. Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Administrative Borrower specifies, except that to the extent Borrowers use the Advances to purchase Collateral, Borrowers' repayment of the Advances shall apply on a "first-in-first-out" basis so that the portion of the Advances used to purchase a particular item of Collateral shall be paid in the chronological order the Borrowers purchased the Collateral. After the occurrence of an Event of Default, Bank shall have the right, in its sole discretion, to immediately apply any wire transfer of funds, check, or other item of payment Bank may receive to conditionally reduce Obligations, but such applications of funds shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon Central time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

          2.5   Fees. Borrowers shall pay to Bank the following:

            (a)   Facility Fee. On the Closing Date, a fee equal to $7,500, which shall be nonrefundable;

            (b)   Unused Line Fee. Quarterly, in arrears, an unused line fee equal 0.25%, per annum, of the difference between the Revolving Line and the average daily outstanding balance of the Advances (including, without limitation, the outstanding amounts of all Letters of Credit).

            (c)   Bank Expenses. On the Closing Date, all Bank Expenses incurred through the Closing Date, and, after the Closing Date, all Bank Expenses, as and when they become due.

          2.6   Term. This Agreement shall become effective on the Closing Date and, subject to Section 12.7, shall continue in full force and effect for so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default.

        3.     CONDITIONS OF LOANS.

        3.1   Conditions Precedent to Initial Credit Extension. The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance reasonably satisfactory to Bank, the following:

            (a)   this Agreement;

            (b)   the other Loan Documents;

            (c)   an officer's certificate from each Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

            (d)   financing statements (Form UCC-1);

            (e)   an intellectual property security agreement;

            (f)    agreement to provide insurance;

            (g)   payment of the fees and Bank Expenses then due specified in Section 2.5;

            (h)   current SOS Reports indicating that except for Permitted Liens, there are no other security interests or Liens of record in the Collateral;

            (i)    an audit of the Collateral, the results of which shall be reasonably satisfactory to Bank;

            (j)    current financial statements, including audited statements for Borrowers' most recently ended fiscal year, together with an unqualified opinion, company prepared consolidated and consolidating balance sheets and income statements for the most recently ended month in accordance with Section 6.2, and such other updated financial information as Bank may reasonably request;

            (k)   current Compliance Certificate in accordance with Section 6.2;

            (l)    Existing warrants to be extended on terms reasonably satisfactory to Bank;

            (m)  A Subordination Agreement with Horizon in form and substance reasonably satisfactory to Bank; and

            (n)   such other documents or certificates, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

          3.2   Conditions Precedent to all Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

            (a)   timely receipt by Bank of the Payment/Advance Form as provided in Section 2.1; and

            (b)   the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date). The making of each Credit Extension shall be deemed to be a representation and warranty by Borrowers on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.

        4.     CREATION OF SECURITY INTEREST.

          4.1   Grant of Security Interest. Each Borrower grants and pledges to Bank a continuing security interest in the Collateral to secure prompt repayment of any and all Obligations and to secure prompt performance by Borrowers of each of their respective covenants and duties under the Loan Documents. Except as set forth in the Schedule, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in later-acquired Collateral. Notwithstanding any termination, Bank's Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

          4.2   Perfection of Security Interest. Each Borrower authorizes Bank to file at any time financing statements, continuation statements, and amendments thereto that (i) either specifically describe the Collateral or describe the Collateral as all assets of such Borrower of the kind pledged hereunder, and (ii) contain any other information required by the Code for the sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment, including whether such Borrower is an organization, the type of organization and any organizational identification number issued to such Borrower, if applicable. Any such financing statements may be filed at any time in any jurisdiction whether or not Revised Article 9 of the Code is then in effect in that jurisdiction. Borrowers shall from time to time endorse and deliver to Bank, at the request of Bank, all Negotiable Collateral with an aggregate value in excess of $50,000 and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue perfected Bank's security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. Borrowers shall have possession of the Collateral, except where expressly otherwise provided in this Agreement or where Bank chooses to perfect its security interest by possession in addition to the filing of a financing statement. Where Collateral is in possession of a third party bailee, Borrowers shall take such steps as Bank reasonably requests for Bank to (i) obtain an acknowledgment, in form and substance satisfactory to Bank, of the bailee that the bailee holds such Collateral for the benefit of Bank, (ii) obtain "control" of any Collateral consisting of investment property, deposit accounts, letter-of-credit rights or electronic chattel paper (as such items and the term "control" are defined in Revised Article 9 of the Code) by causing the securities intermediary or depositary institution or issuing bank to execute a control agreement in form and substance satisfactory to Bank. No Borrower will create any chattel paper with an aggregate value in excess of $50,000 without placing a legend on the chattel paper acceptable to Bank indicating that Bank has a security interest in the chattel paper. Borrowers from time to time may deposit with Bank specific cash collateral to secure specific Obligations; Borrowers authorize Bank to hold such specific balances in pledge and to decline to honor any drafts thereon or any request by Borrowers or any other Person to pay or otherwise transfer any part of such balances for so long as the specific Obligations are outstanding.

          4.3   Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrowers' usual business hours but no more than twice a year (unless an Event of Default has occurred and is continuing), to inspect Borrowers' Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrowers' financial condition or the amount, condition of, or any other matter relating to, the Collateral.

        5.     REPRESENTATIONS AND WARRANTIES.

        Each Borrower represents and warrants as follows:

          5.1   Due Organization and Qualification. Each Borrower and Subsidiary is a corporation duly existing under the laws of the state in which it is incorporated and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

          5.2   Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within each Borrower's powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in such Borrower's Articles of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement by which any Borrower is bound. No Borrower is in default under any agreement by which it is bound, except to the extent such default would not reasonably be expected to cause a Material Adverse Effect.

          5.3   Collateral. Each Borrower has rights in or the power to transfer the Collateral, and its title to the Collateral is free and clear of Liens, adverse claims, and restrictions on transfer or pledge except for Permitted Liens. All Collateral is located solely in the Collateral States. The Eligible Accounts are bona fide existing obligations. The property or services giving rise to such Eligible Accounts has been delivered or rendered to the account debtor or its agent for immediate shipment to and unconditional acceptance by the account debtor or have been pre-billed to such account debtor no earlier than 30 days before payment thereon is due. Borrower has not received notice of actual or imminent Insolvency Proceeding of any account debtor whose accounts are included in any Borrowing Base Certificate as an Eligible Account. All Inventory is in all material respects of good and merchantable quality, free from all material defects, except for Inventory for which adequate reserves have been made. Except as set forth in the Schedule, none of the Collateral is maintained or invested with a Person other than Bank or Bank's Affiliates.

          5.4   Intellectual Property Collateral. Each Borrower is the sole owner of its respective Intellectual Property Collateral, except for licenses granted by such Borrower to its customers in the ordinary course of business. To the best of each Borrower's knowledge, each of the Copyrights, Trademarks and Patents is valid and enforceable, and no part of the Intellectual Property Collateral has been judged invalid or unenforceable, in whole or in part, and no claim has been made to any Borrower that any part of the Intellectual Property Collateral violates the rights of any third party except to the extent such claim would not reasonably be expected to cause a Material Adverse Effect. Except as set forth in the Schedule, no Borrower's rights as a licensee of intellectual property give rise to more than 5% of its gross revenue in any given month, including without limitation revenue derived from the sale, licensing, rendering or disposition of any product or service.

          5.5   Name; Location of Chief Executive Office. Except as disclosed in the Schedule, Borrower has not done business under any name other than that specified on the signature page hereof, and its exact legal name is as set forth in the first paragraph of this Agreement. The chief executive office of each Borrower is located in the Chief Executive Office State at the address indicated in Section 10 hereof.

          5.6   Litigation. Except as set forth in the Schedule, there are no actions or proceedings pending by or against any Borrower or any Subsidiary before any court or administrative agency in which a likely adverse decision would reasonably be expected to have a Material Adverse Effect.

          5.7   No Material Adverse Change in Financial Statements. All consolidated and consolidating financial statements related to any Borrower and any Subsidiary that are delivered by such Borrower to Bank fairly present in all material respects such Borrower's consolidated and consolidating financial condition as of the date thereof and such Borrower's consolidated and consolidating results of operations for the period then ended. There has not been a material adverse change in the consolidated or in the consolidating financial condition of any Borrower since the date of the most recent financial statements submitted to Bank.

          5.8   Solvency, Payment of Debts. Each Borrower is able to pay its debts (including trade debts) as they mature; the fair saleable value of such Borrower's assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and such Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement.

          5.9   Compliance with Laws and Regulations. Each Borrower and Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from any Borrower's failure to comply with ERISA that is reasonably likely to result in such Borrower's incurring any liability that could have a Material Adverse Effect. No Borrower is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940. No Borrower is engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Each Borrower has complied in all material respects with all the provisions of the Federal Fair Labor Standards Act. Each Borrower is in compliance with all environmental laws, regulations and ordinances except where the failure to comply is not reasonably likely to have a Material Adverse Effect. No Borrower has violated any statutes, laws, ordinances or rules applicable to it, the violation of which could reasonably be expected to have a Material Adverse Effect. Each Borrower and Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein except those being contested in good faith with adequate reserves under GAAP or where the failure to file such returns or pay such taxes would not reasonably be expected to have a Material Adverse Effect.

          5.10 Subsidiaries. No Borrower owns any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

          5.11 Government Consents. Each Borrower and Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of such Borrower's business as currently conducted, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

          5.12 Inbound Licenses. Except as disclosed on the Schedule, no Borrower is a party to, nor is bound by, any license or other agreement that is material to the Borrower's business that prohibits or otherwise restricts such Borrower from granting a security interest in such Borrower's interest in such material license or agreement or any other property.

          5.13 Full Disclosure. No representation, warranty or other statement made by any Borrower in any certificate or written statement furnished to Bank taken together with all such certificates and written statements furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading, it being recognized by Bank that the projections and forecasts provided by Borrowers in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

        6.     AFFIRMATIVE COVENANTS.

        Each Borrower covenants that, until payment in full of all outstanding Obligations, and for so long as Bank may have any commitment to make a Credit Extension hereunder, it shall do all of the following:

          6.1   Good Standing and Government Compliance. Each Borrower shall maintain its and each of its Subsidiaries' corporate existence and good standing in the Borrower State, shall maintain qualification and good standing in each other jurisdiction in which the failure to so qualify could have a Material Adverse Effect, and shall furnish to Bank the organizational identification number issued to such Borrower by the authorities of the state in which such Borrower is organized, if applicable. Each Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Each Borrower shall comply in all material respects with all applicable Environmental Laws, and maintain all material permits, licenses and approvals required thereunder where the failure to do so could have a Material Adverse Effect. Each Borrower shall comply, and shall cause each Subsidiary to comply, in all material respects, with all statutes, laws, ordinances and government rules and regulations to which it is subject, and shall maintain, and shall cause each of its

  Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which or failure to comply with which would reasonably be expected to have a Material Adverse Effect.

          6.2   Financial Statements, Reports, Certificates. Each Borrower shall deliver to Bank: (i) as soon as available, but in any event within 30 days after the end of each calendar month, a company prepared consolidated and consolidating balance sheet and income statement covering such Borrower's operations during such period, in a form reasonably acceptable to Bank and certified by a Responsible Officer; (ii) as soon as available, but in any event within 180 days after the end of such Borrower's fiscal year, audited consolidated and consolidating financial statements of such Borrower prepared in accordance with GAAP, consistently applied, together with an opinion which is unqualified or otherwise consented to in writing by Bank on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank; (iii) if applicable, copies of all statements, reports and notices sent or made available generally by such Borrower to its security holders or to any holders of Subordinated Debt and all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (iv) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened in writing against such Borrower or any Subsidiary that could result in damages or costs to such Borrower or any Subsidiary of $50,000 or more in excess of insurance coverage; (v) promptly upon receipt, each management letter prepared by such Borrower's independent certified public accounting firm regarding such Borrower's management control systems; (vi) such budgets, sales projections, operating plans or other financial information generally prepared by such Borrower in the ordinary course of business as Bank may reasonably request from time to time; and (vii) within 30 days of the last day of each fiscal quarter, a report signed by each Borrower, in form reasonably acceptable to Bank, listing any applications or registrations that each Borrower has made or filed in respect of any Patents, Copyrights or Trademarks and the status of any outstanding applications or registrations, as well as any material change in Borrower's Intellectual Property Collateral, including but not limited to any subsequent ownership right of such Borrower in or to any Trademark, Patent or Copyright not specified in Exhibits A, B, and C of any Intellectual Property Security Agreement delivered to Bank by Borrowers in connection with this Agreement.

            (a)   Within 30 days after the last day of each month, Administrative Borrower shall deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit D hereto, together with aged listings by invoice date of accounts receivable and accounts payable.

            (b)   Within 30 days after the last day of each month, Administrative Borrower shall deliver to Bank with the monthly financial statements a Compliance Certificate certified as of the last day of the applicable month and signed by a Responsible Officer in substantially the form of Exhibit E hereto.

            (c)   As soon as possible and in any event within 3 calendar days after becoming aware of the occurrence or existence of an Event of Default hereunder, a written statement of a Responsible Officer setting forth details of the Event of Default, and the action which the applicable Borrower has taken or proposes to take with respect thereto.

            (d)   Bank shall have a right from time to time hereafter to audit Borrowers' Accounts and appraise Collateral at Borrowers' expense, provided that such audits or appraisals will be conducted no more often than once every 6 months and the reimbursable expense shall be limited to $3,000 per audit or appraisal unless an Event of Default has occurred and is continuing, in which case the frequency of such audits shall not be limited and shall be at Borrower's expense.

            (e)   On the later to occur of (i) December 31st of each year or (ii) the date the board approves the income statement and balance sheet projects for such fiscal year, Administrative

    Borrower shall deliver to Bank board approved income statement and balance sheet projections for each Borrower's following fiscal year. Any board approved changes to such projections shall be delivered to Bank within 30 days of such board approval.

          Borrowers may deliver to Bank on an electronic basis any certificates, reports or information required pursuant to this Section 6.2, and Bank shall be entitled to rely on the information contained in the electronic files, provided that Bank in good faith believes that the files were delivered by a Responsible Officer. If any Borrower delivers this information electronically, it shall also deliver to Bank by U.S. Mail, reputable overnight courier service, hand delivery, facsimile or.pdf file within 5 Business Days of submission of the unsigned electronic copy the certification of monthly financial statements, the intellectual property report, the Borrowing Base Certificate and the Compliance Certificate, each bearing the physical signature of the Responsible Officer.

          6.3   Inventory; Returns. Each Borrower shall keep all Inventory in good and merchantable condition, free from all material defects except for Inventory for which adequate reserves have been made. Returns and allowances, if any, as between any Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of such Borrower, as they exist on the Closing Date. Administrative Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims involving more than $50,000.

          6.4   Taxes. Each Borrower shall make, and cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, including, but not limited to, those laws concerning income taxes, F.I.C.A., F.U.T.A. and state disability, and will execute and deliver to Bank, on demand, proof satisfactory to Bank indicating that such Borrower or a Subsidiary has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; provided that no Borrower or a Subsidiary need make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by such Borrower.

          6.5   Insurance.

            (a)   Each Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrowers' business is conducted on the date hereof. Each Borrower shall also maintain liability and other insurance in amounts and of a type that are customary to businesses similar to such Borrower's.

            (b)   All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Bank. All policies of property insurance shall contain a lender's loss payable endorsement, in a form reasonably satisfactory to Bank, showing Bank as an additional loss payee, and all liability insurance policies shall show Bank as an additional insured and specify that the insurer must give at least 10 days notice to Bank before canceling its policy for any reason. Upon Bank's request, the applicable Borrower shall deliver to Bank certified copies of the policies of insurance and evidence of all premium payments. If no Event of Default has occurred and is continuing, proceeds payable under any casualty policy will, at the applicable Borrower's option, be payable to such Borrower to replace the property subject to the claim, provided that any such replacement property shall be deemed Collateral in which Bank has been granted a first priority security interest. If an Event of Default has occurred and is continuing, all proceeds payable under any such policy shall, at Bank's option, be payable to Bank to be applied on account of the Obligations.

          6.6   Primary Depository; Lockbox. Each Borrower shall maintain all its depository and operating accounts with Bank and its investment accounts with Bank or Bank's Affiliates. Borrowers shall direct all of its account debtors to remit payments into a lockbox account maintained with Bank or Bank's Affiliates.

          6.7   Financial Covenants. Except for the liquidity ratio set forth in Section 6.7(e), which Borrowers shall maintain upon the occurrence and continuation of the Liquidity Event, Borrowers shall at all times maintain, on a consolidated and consolidating basis, the following financial ratios and covenants:

            (b)   Minimum EBITDA. Borrowers' EBITDA, to be measured on the last day of the applicable period, shall not be less than the following:

Period	Minimum EBITDA
For the fiscal quarter ending September 30, 2007	$(4,000,000)
For the fiscal quarter ending December 31, 2007	$(5,500,000)

            (c)   Reset of Financial Covenants. The financial covenants set forth above shall be reset on or before December 31st of each year during the term of this Agreement on terms and conditions reasonably satisfactory to Bank.

            (d)   Minimum Cash. A balance of Cash at Bank and Cash at Bank's Affiliates covered by a control agreement of not less $3,000,000 in a non-interest bearing account; provided, however, at any time an Initial Public Offering is made Borrowers shall maintain an additional balance of Cash at Bank and Cash at Bank's Affiliates covered by a control agreement of not less $7,000,000.

            (e)   Liquidity Ratio. Upon the occurrence and continuation of the Liquidity Event, a ratio of Cash plus 75% of Eligible Accounts to all Indebtedness to Bank and Horizon of at least 1.50 to 1.00.

          6.8   Registration of Intellectual Property Rights.

            (a)   Borrowers shall register or cause to be registered on an expedited basis (to the extent not already registered) with the United States Patent and Trademark Office or the United States Copyright Office, as the case may be, those registrable intellectual property rights now owned or hereafter developed or acquired by Borrowers, to the extent that Borrowers, in their reasonable business judgment, deem it appropriate to so protect such intellectual property rights.

            (b)   Borrowers shall promptly give Bank written notice of any applications or registrations of intellectual property rights filed with the United States Patent and Trademark Office, including the date of such filing and the registration or application numbers, if any.

            (c)   Borrowers shall (i) give Bank not less than 30 days prior written notice of the filing of any applications or registrations with the United States Copyright Office, including the title of such intellectual property rights to be registered, as such title will appear on such applications or registrations, and the date such applications or registrations will be filed; (ii) prior to the filing of any such applications or registrations, execute such documents as Bank may reasonably request for Bank to maintain its perfection in such intellectual property rights to be registered by Borrowers; (iii) upon the request of Bank, either deliver to Bank or file such documents simultaneously with the filing of any such applications or registrations; (iv) upon filing any such applications or registrations, promptly provide Bank with a copy of such applications or registrations together with any exhibits, evidence of the filing of any documents requested by Bank to be filed for Bank to maintain the perfection and priority of its security interest in such intellectual property rights, and the date of such filing.

            (d)   Borrowers shall execute and deliver such additional instruments and documents from time to time as Bank shall reasonably request to perfect and maintain the perfection and priority of Bank's security interest in the Intellectual Property Collateral.

            (f)    Borrowers shall (i) protect, defend and maintain the validity and enforceability of the trade secrets, Trademarks, Patents and Copyrights (to the extent that Borrowers, in their reasonable business judgment, deem it appropriate), (ii) promptly advise Bank in writing of any material infringements detected on any material Trademarks, Patents or Copyrights and (iii) to the extent that Borrowers, in their reasonable business judgment, deem it appropriate, not allow any material Trademarks, Patents or Copyrights to be abandoned, forfeited or dedicated to the public; provided, that Administrative Borrower shall promptly notify Bank in writing in the event that any material Trademark, Patent or Copyright belonging to Borrowers, or any one of them, is abandoned, forfeited or dedicated to the public.

            (g)   Bank may audit Borrowers' Intellectual Property Collateral to confirm compliance with this Section 6.8, provided such audit may not occur more often than twice per year, unless an Event of Default has occurred and is continuing. Bank shall have the right, but not the obligation, to take, at Borrowers' sole expense, any actions that Borrowers are required under this Section 6.8 to take but which Borrowers fail to take, after 30 days' notice to Administrative Borrower. Borrowers shall reimburse and indemnify Bank for all reasonable costs and reasonable expenses incurred in the reasonable exercise of its rights under this Section 6.8, unless due to the gross negligence or willful misconduct of Bank.

          6.9   Consent of Inbound Licensors. Prior to entering into or becoming bound by any license or agreement that is material to a Borrower's business, the applicable Borrower shall: (i) provide written notice to Bank of the material terms of such material license or agreement with a description of its likely impact on such Borrower's business or financial condition; and (ii) in good faith use commercially reasonable efforts to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for such Borrower's interest in such material licenses or contract rights to be deemed Collateral and for Bank to have a security interest in it that might otherwise be restricted by the terms of the applicable license or agreement, whether now existing or entered into in the future, provided, however, that the failure to obtain any such consent or waiver shall not constitute a default or Event of Default under this Agreement or any other Loan Document.

          6.10 Further Assurances. At any time and from time to time Borrowers shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

          6.11 Formation or Acquisition of Subsidiaries. In the event that any Borrower forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, such Borrower shall, within 10 Business Days thereof, (a) in the case of any formation or acquisition of a Domestic Subsidiary, cause such Domestic Subsidiary to execute Guaranty Documents in favor of Bank, as well as appropriate financing statements, all in form and substance satisfactory to Bank, (b) in the case of any formation or acquisition of a Foreign Subsidiary, execute a pledge agreement in favor of Bank and provide Bank with and appropriate certificates and powers, hypothecating 65% of the direct or beneficial ownership interest in such Foreign Subsidiary, in form and substance satisfactory to Bank, and (c) provide to Bank all other documentation, which in Bank's opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 6.11 shall be a Loan Document.

        7.     NEGATIVE COVENANTS.

        Each Borrower covenants and agrees that, so long as any credit hereunder shall be available and until the outstanding Obligations are paid in full or for so long as Bank may have any commitment to make any Credit Extensions, it will not do any of the following without Bank's prior written consent:

          7.1   Dispositions. Convey, sell, lease, license, transfer or otherwise dispose of (collectively, to "Transfer"), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, or move cash balances on deposit with Bank to accounts opened at another financial institution, other than Permitted Transfers.

          7.2   Change in Name, Location, Executive Office, or Executive Management; Change in Business; Change in Fiscal Year; Change in Control. Change its name or its Borrower State or relocate its chief executive office without 30 days prior written notification to Bank; replace its chief executive officer or chief financial officer without 30 days prior written notification to Bank; engage in any business, or permit any of its Subsidiaries to engage in any business, other than or reasonably related or incidental to the businesses currently engaged in by such Borrower; change its fiscal year end; have a Change in Control.

          7.3   Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into another Subsidiary or into the applicable Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person except where (i) such transactions do not in the aggregate exceed $100,000 during any fiscal year, (ii) no Event of Default has occurred, is continuing or would exist after giving effect to such transactions, (iii) such transactions do not result in a Change in Control, and (iv) the applicable Borrower is the surviving entity.

          7.4   Indebtedness. Create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness, except Indebtedness to Bank.

          7.5   Encumbrances. Create, incur, assume or allow any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens, or covenant to any other Person that Borrowers, or any one of them, in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of Borrowers' property.

          7.6   Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock.

          7.7   Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments, or maintain or invest any of its property with a Person other than Bank or Bank's Affiliates or permit any Subsidiary to do so unless such Person has entered into a control agreement with Bank, in form and substance satisfactory to Bank, or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to a Borrower.

          7.8   Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of such Borrower except for transactions that are in the ordinary course of such Borrower's business, upon fair and reasonable terms that are no less favorable to such Borrower than would be obtained in an arm's length transaction with a non-affiliated Person.

          7.9   Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision affecting Bank's rights contained in any documentation relating to the Subordinated Debt without Bank's prior written consent.

          7.10 Inventory and Equipment. Store the Inventory or the Equipment with a bailee, warehouseman, or similar third party unless the third party has been notified of Bank's security interest and Bank (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Bank's benefit or (b) is in possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment. Except for Inventory sold in the ordinary course of business and except for such other locations as Bank may approve in writing, Borrowers shall keep the Inventory and Equipment only at the location set forth in Section 10 and such other locations of which Borrowers give Bank prior written notice and as to which Bank files a financing statement where needed to perfect its security interest.

          7.11 No Investment Company; Margin Regulation. Become or be controlled by an "investment company," within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose.

        8.     EVENTS OF DEFAULT.

        Any one or more of the following events shall constitute an Event of Default by Borrowers under this Agreement:

          8.1   Payment Default. If Borrowers fail to pay any of the Obligations when due;

          8.2   Covenant Default.

            (a)   If any Borrower fails to perform any obligation under Article 6 or violates any of the covenants contained in Article 7 of this Agreement; or

            (b)   If any Borrower fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between such Borrower and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within 15 days after any Borrower receives notice thereof or any officer of any Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the 15 day period or cannot after diligent attempts by such Borrower be cured within such 15 day period, and such default is likely to be cured within a reasonable time, then such Borrower shall have an additional reasonable period (which shall not in any case exceed 30 days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made;

          8.3   Defective Perfection. If Bank shall receive at any time following the Closing Date an SOS Report indicating that except for Permitted Liens, Bank's security interest in the Collateral is not prior to all other security interests or Liens of record reflected in the report and any such Lien is not discharged within five days of Bank's notice to any Borrower of such Lien.

          8.4   Material Adverse Change. If there occurs a material adverse change in any Borrower's business or financial condition, or if there is a material impairment in any Borrower's ability to repay any portion of the Obligations or a material impairment in the perfection, value or priority of Bank's security interests in the Collateral.

          8.5   Attachment. If any material portion of a Borrower's assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within 30 days, or if any Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of any Borrower's assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of any Borrower's assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten days after any Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by the applicable Borrower (provided that no Credit Extensions will be made during such cure period);

          8.6   Insolvency. If any Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by any Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within 30 days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

          8.7   Other Agreements. If there is a default or other failure to perform in any agreement to which any Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of $100,000 or that could have a Material Adverse Effect;

          8.8   Subordinated Debt. If any Borrower makes any payment on account of Subordinated Debt, except to the extent the payment is allowed under any subordination agreement entered into with Bank;

          8.9   Judgments. If a final judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least $50,000 shall be rendered against any Borrower and shall remain unsatisfied and unstayed for a period of 30 days after entry or filing of such judgment (provided that no Credit Extensions will be made prior to the satisfaction or stay of the judgment);

          8.10 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document which could reasonably be expected to have a Material Adverse Effect; or

          8.11 Guaranty. If any guaranty of all or a portion of the Obligations (a "Guaranty) ceases for any reason to be in full force and effect, or any guarantor fails to perform any obligation under any Guaranty or a security agreement securing any Guaranty (collectively, the "Guaranty Documents"), or any event of default occurs under any Guaranty Document or any guarantor revokes or purports to revoke a Guaranty, or any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth in any Guaranty Document or in any certificate delivered to Bank in connection with any Guaranty Document that could reasonably be expected to have a Material Adverse Effect, or if any of the circumstances described in Sections 8.5 or 8.6 occur with respect to any guarantor.

        9.     BANK'S RIGHTS AND REMEDIES.

          9.1   Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrowers:

            (a)   Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.6, all Obligations shall become immediately due and payable without any action by Bank);

            (b)   Demand that Borrowers (i) deposit cash with Bank in an amount equal to the amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of the Letters of Credit, and Borrowers shall promptly deposit and pay such amounts;

            (c)   Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrowers, or any one of them, and Bank;

            (d)   Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

            (e)   Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Each Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Each Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank's determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of any Borrowers' owned premises, each Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank's rights or remedies provided herein, at law, in equity, or otherwise;

            (f)    Set off and apply to the Obligations any and all (i) balances and deposits of any Borrower held by Bank, and (ii) indebtedness at any time owing to or for the credit or the account of any Borrower held by Bank;

            (g)   Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrowers' labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank's exercise of its rights under this Section 9.1, Borrowers' rights under all licenses and all franchise agreements shall inure to Bank's benefit;

            (h)   Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrowers' premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate. Bank may sell the Collateral without giving any warranties as to the Collateral. Bank may specifically disclaim any warranties of title or the like. This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. If Bank sells any of the Collateral upon credit, Borrowers will be credited only with payments actually made by the purchaser, received by Bank, and applied to the indebtedness of the purchaser. If the purchaser fails to pay for the Collateral, Bank may resell the Collateral and Borrowers shall be credited with the proceeds of the sale;

            (i)    Bank may credit bid and purchase at any public sale;

            (j)    Apply for the appointment of a receiver, trustee, liquidator or conservator of the Collateral, without notice and without regard to the adequacy of the security for the Obligations and without regard to the solvency of Borrowers, any guarantor or any other Person liable for any of the Obligations; and

            (k)   Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrowers.

Bank may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

          9.2   Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrowers hereby irrevocably appoint Bank (and any of Bank's designated officers, or employees) as Borrowers' true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank's security interest in the Accounts; (b) endorse Borrowers' names on any checks or other forms of payment or security that may come into Bank's possession; (c) sign Borrowers' names on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrowers' policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; (g) to modify, in its sole discretion, any intellectual property security agreement entered into between Borrowers and Bank without first obtaining Borrowers' approval of or signatures to such modification by amending Exhibits A, B, and C, thereof, as appropriate, to include reference to any right, title or interest in any Copyrights, Patents or Trademarks acquired by Borrowers, or any one of them, after the execution hereof or to delete any reference to any right, title or interest in any Copyrights, Patents or Trademarks in which Borrowers no longer has or claims to have any right, title or interest; and (h) to file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signatures of Borrowers where permitted by law; provided Bank may exercise such power of attorney to sign the names of Borrowers on any of the documents described in clauses (g) and (h) above, regardless of whether an Event of Default has occurred. The appointment of Bank as Borrowers' attorney in fact, and each and every one of Bank's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank's obligation to provide advances hereunder is terminated.

          9.3   Accounts Collection. At any time after the occurrence and during the continuation of an Event of Default, Bank may notify any Person owing funds to Borrowers, or any one of them, of Bank's security interest in such funds and verify the amount of such Account. Borrowers shall collect all amounts owing to Borrowers for Bank, receive in trust all payments as Bank's trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

          9.4   Bank Expenses. If Borrowers fail to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Administrative Borrower: (a) make payment of the same or any part thereof; (b) set up such reserves under the Revolving Line as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.5 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

          9.5   Bank's Liability for Collateral. Bank has no obligation to clean up or otherwise prepare the Collateral for sale. All risk of loss, damage or destruction of the Collateral shall be borne by Borrowers.

          9.6   No Obligation to Pursue Others. Bank has no obligation to attempt to satisfy the Obligations by collecting them from any other person liable for them and Bank may release, modify or waive any collateral provided by any other Person to secure any of the Obligations, all without affecting Bank's rights against Borrowers. Borrowers waive any right it may have to require Bank to pursue any other Person for any of the Obligations.

          9.7   Remedies Cumulative. Bank's rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrowers' part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given. Borrowers expressly agrees that this Section 9.7 may not be waived or modified by Bank by course of performance, conduct, estoppel or otherwise.

          9.8   Demand; Protest. Except as otherwise provided in this Agreement, Borrowers waive demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment and any other notices relating to the Obligations.

        10.   NOTICES.

        Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrowers or to Bank, as the case may be, at its addresses set forth below:

If to Borrowers:	Convio, Inc. 11400 Burnet Road Blgd. 5, Suite 200 Austin, TX 78758 Attn: Jim Offerdahl, Chief Financial Officer FAX: (512) 652-2691
If to Bank:	Comerica Bank 77 East Trimble Road Mail Code 4770 San Jose, CA 95131 Attn: Manager FAX: (408) 556-5091
with a copy to:	Comerica Bank 300 W. Sixth Street Suite 1300 Austin, TX 78701 Attn: Donna K. Day, Vice President FAX: (512) 427-7178

        The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

        11.   CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

          11.1 This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Each Borrower and Bank hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California.

          11.2 JURY TRIAL WAIVER. THE UNDERSIGNED ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES. TO THE EXTENT PERMITTED BY LAW, EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY RELATED LOAN DOCUMENT OR ANY OTHER DOCUMENT, INSTRUMENT OR AGREEMENT BETWEEN THE UNDERSIGNED PARTIES.

          11.3 JUDICIAL REFERENCE PROVISION.

            (a)   In the event the Jury Trial Waiver set forth in Section 11.2 is not enforceable, the parties elect to proceed under this Judicial Reference Provision.

            (b)   With the exception of the items specified in clause (c), below, any controversy, dispute or claim (each, a "Claim") between the parties arising out of or relating to this Agreement or other Loan Document or any other document, instrument or agreement between the undersigned parties (collectively in this Section, the "Comerica Documents"), will be resolved by a reference proceeding in California in accordance with the provisions of Sections 638 et seq. of the California Code of Civil Procedure ("CCP"), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Comerica Documents, venue for the reference proceeding will be in the state or federal court in the county or district where the real property involved in the action, if any, is located or in the state or federal court in the county or district where venue is otherwise appropriate under applicable law (the "Court").

            (c)   The matters that shall not be subject to a reference are the following: (i) nonjudicial foreclosure of any security interests in real or personal property, (ii) exercise of self-help remedies (including, without limitation, set-off), (iii) appointment of a receiver and (iv) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). This reference provision does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (i) and (ii) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (iii) and (iv). The exercise of, or opposition to, any of those items does not waive the right of any party to a reference pursuant to this reference provision as provided herein.

            (d)   The referee shall be a retired judge or justice selected by mutual written agreement of the parties. If the parties do not agree within ten (10) days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. Pursuant to CCP § 170.6, each party shall have one peremptory challenge to the referee selected by the Presiding Judge of the Court (or his or her representative).

            (e)   The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (i) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (ii) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference and (iii) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

            (f)    The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party's failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered based upon good cause shown, no party shall be entitled to "priority" in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

            (g)   Except as expressly set forth herein, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee's power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

            (h)   The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a court proceeding, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference. Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive. The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

            (i)    If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

            (j)    THE PARTIES RECOGNIZE AND AGREE THAT ALL CONTROVERSIES, DISPUTES AND CLAIMS RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO, THIS AGREEMENT OR OTHER LOAN DOCUMENTS OR THE OTHER COMERICA DOCUMENTS.

        12.   GENERAL PROVISIONS.

          12.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties and shall bind all persons who become bound as a debtor to this Agreement; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrowers without Bank's prior written consent, which consent may be granted or withheld in Bank's sole discretion. Bank shall have the right without the consent of or notice to any Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank's obligations, rights and benefits hereunder.

          12.2 Indemnification. Borrowers shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank, its officers, employees and agents as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrowers whether under this Agreement, or otherwise (including without limitation reasonable attorneys fees and expenses), except for any obligations, demands, claims, and liabilities, losses or Bank Expenses caused by Bank's gross negligence or willful misconduct.

          12.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

          12.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

          12.5 Amendments in Writing, Integration. All amendments to or terminations of this Agreement or the other Loan Documents must be in writing. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the other Loan Documents, if any, are merged into this Agreement and the Loan Documents. This Agreement may be amended only by a written instrument signed by the parties hereto.

          12.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

          12.7 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Bank has any obligation to make any Credit Extension to Borrowers. The obligations of Borrowers to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

          12.8 Confidentiality. In handling any confidential information, Bank and all employees and agents of Bank shall exercise the same degree of care that Bank exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or Affiliates of Bank in connection with their present or prospective business relations with Borrowers, (ii) to prospective transferees or purchasers of any interest in the Loans, provided that they have entered into a comparable confidentiality agreement in favor of Borrowers and have delivered a copy to Borrowers, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank and (v) as Bank may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

          12.9 Parent as Agent for Borrowers. Each Borrower hereby irrevocably appoints Parent as the borrowing agent and attorney-in-fact for all Borrowers (the "Administrative Borrower"), which appointment shall remain in full force and effect unless and until Lenders shall have received prior written notice signed by Parent and each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Parent and each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide the applicable Lender with all notices with respect to Advances obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Advances and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the loan account and Collateral of Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lenders shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the loan account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group.

[Remainder of page intentionally let blank.]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

CONVIO, INC.
By:	/s/ J.R. Offerdahl
Name:	J.R. Offerdahl
Title:	CFO
GETACTIVE SOFTWARE, INC.
By:	/s/ J.R. Offerdahl
Name:	J.R. Offerdahl
Title:	CFO
COMERICA BANK
By:	/s/ Donna Day
Name:	Donna Day
Title:	Vice President

S-1

EXHIBIT A

DEFINITIONS

        "Accounts" means all presently existing and hereafter arising accounts, contract rights, payment intangibles and all other forms of obligations owing to any Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by any Borrower and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by any Borrower and Borrowers' Books relating to any of the foregoing.

        "Administrative Borrower" has the meaning set forth is Section 12.9.

        "Advance" or "Advances" means a cash advance or cash advances under the Revolving Line.

        "Affiliate" means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person's senior executive officers, directors, and partners.

        "Bank Expenses" means all reasonable out-of-pocket costs or expenses (including reasonable attorneys' fees and expenses, whether generated in-house or by outside counsel) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees in an amount not to exceed $3,000 per audit; and Bank's reasonable attorneys' fees and expenses (whether generated in-house or by outside counsel) incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought; provided, that with respect to the preparation and negotiation of the Loan Documents to be executed on the Closing Date, such fees shall be limited to $15,000, unless there are revisions to any such Loan Document requested by Borrowers or any third party which result in changes beyond the second set of revisions thereto, in which case such dollar limitation shall not apply.

        "Borrower State" means Delaware, the state under whose laws each Borrower is organized.

        "Borrowers' Books" means all of Borrowers' books and records including: ledgers; records concerning Borrowers' assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

        "Borrowing Base" means an amount equal to 80% of Eligible Accounts, as determined by Bank with reference to the most recent Borrowing Base Certificate delivered by Administrative Borrower.

        "Business Day" means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

        "Cash" means unrestricted cash and cash equivalents.

        "Change in Control" shall mean a transaction in which any "person" or "group" (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of a Borrower ordinarily entitled to vote in the election of directors, empowering such "person" or "group" to elect a majority of the Board of Directors of such Borrower, who did not have such power before such transaction.

        "Chief Executive Office State" means Texas, where each Borrower's chief executive office is located.

        "Closing Date" means the date of this Agreement.

        "Code" means the California Uniform Commercial Code as amended or supplemented from time to time.

        "Collateral" means the property described on Exhibit B attached hereto and all Negotiable Collateral and Intellectual Property Collateral to the extent not described on Exhibit B, except to the extent any such property (i) is nonassignable by its terms without the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, Sections 9406 and 9408 of the Code), (ii) the granting of a security interest therein is contrary to applicable law, provided that upon the cessation of any such restriction or prohibition, such property shall automatically become part of the Collateral, or (iii) exceeds 65% of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of any Foreign Subsidiary which shares entitle the holder thereof to vote for directors or any other matter.

        "Collateral State" means the state or states where the Collateral is located, which are Texas and California.

        "Compliance Certificate" means a statement certified by a Responsible Officer of the Administrative Borrower, substantially in the form attached hereto as Exhibit E.

        "Consolidated Net Income (or Deficit)" means the consolidated net income (or deficit) of any Person and its Subsidiaries, after deduction of all expenses, taxes, and other proper charges, determined in accordance with GAAP, after eliminating therefrom all extraordinary nonrecurring items of income.

        "Consolidated Total Interest Expense" means with respect to any Person for any period, the aggregate amount of interest required to be paid or accrued by a Person and its Subsidiaries during such period on all Indebtedness of such Person and its Subsidiaries outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of any capitalized lease or any synthetic lease, and including commitment fees, agency fees, facility fees, balance deficiency fees and similar fees or expenses in connection with the borrowing of money.

        "Contingent Obligation" means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term "Contingent Obligation" shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

        "Copyrights" means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

        "Credit Extension" means each Advance, Equipment Advance, or any other extension of credit by Bank to or for the benefit of Borrowers hereunder.

        "Domestic Subsidiary" means a direct or indirect Subsidiary of any Borrower located inside of the United States.

        "EBITDA" means with respect to any fiscal period an amount equal to the sum of (a) Consolidated Net Income of the Borrowers and their Subsidiaries for such fiscal period, plus (b) in each case to the extent deducted in the calculation of the Borrowers' Consolidated Net Income and without duplication, (i) depreciation and amortization for such period, plus(ii) income tax expense for such period, plus (iii) Consolidated Total Interest Expense paid or accrued during such period, plus (iv) non-cash expense associated with granting stock options, and minus, to the extent added in computing Consolidated Net Income, and without duplication, all extraordinary and non-recurring revenue and gains (including income tax benefits) for such period, all as determined in accordance with GAAP

        "Eligible Accounts" means those Accounts that arise in the ordinary course of Borrowers' business that comply with all of Borrowers' representations and warranties to Bank set forth in Section 5.3; provided, that Bank may change the standards of eligibility by giving Borrowers 30 days prior written notice. Unless otherwise agreed to by Bank, Eligible Accounts shall not include the following:

          (a)   Accounts that the account debtor has failed to pay in full within 90 days of invoice date;

          (b)   Credit balances over 90 days;

          (c)   Accounts with respect to an account debtor, 25% of whose Accounts the account debtor has failed to pay within 90 days of invoice date;

          (d)   Accounts with respect to an account debtor, including Subsidiaries and Affiliates, whose total obligations to Borrower exceed 25% of all Accounts, to the extent such obligations exceed the aforementioned percentage, except as approved in writing by Bank;

          (e)   Accounts with respect to which the account debtor does not have its principal place of business in the United States, except for Eligible Foreign Accounts;

          (f)    Accounts with respect to which the account debtor is the United States or any department, agency, or instrumentality of the United States, except for Accounts of the United States if the payee has assigned its payment rights to Bank and the assignment has been acknowledged under the Assignment of Claims Act of 1940 (31 U.S.C. 3727);

          (g)   Accounts with respect to which a Borrower is liable to the account debtor for goods sold or services rendered by the account debtor to such Borrower, but only to the extent of any amounts owing to the account debtor against amounts owed to such Borrower;

          (h)   Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, demo or promotional, or other terms by reason of which the payment by the account debtor may be conditional;

          (i)    Accounts with respect to which the account debtor is an officer, employee, agent or Affiliate of a Borrower;

          (j)    Accounts that have not yet been billed to the account debtor (other than Accounts that have been pre-billed to such account debtor no earlier than 30 days before payment thereon is due) or that relate to deposits (such as good faith deposits) or other property of the account debtor held by a Borrower for the performance of services or delivery of goods which such Borrower has not yet performed or delivered;

          (k)   Accounts with respect to which the account debtor disputes liability or makes any claim with respect thereto as to which Bank believes, in its sole discretion, that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or claim), or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business;

          (l)    Accounts the collection of which Bank reasonably determines after inquiry and consultation with Borrower to be doubtful; and

          (m)  Retentions and hold-backs.

        "Eligible Foreign Accounts" means Accounts with respect to which the account debtor does not have its principal place of business in the United States and that are (i) supported by one or more letters of credit in an amount and of a tenor, and issued by a financial institution, acceptable to Bank, (ii) insured by the Export Import Bank of the United States, (iii) generated by an account debtor with its principal place of business in Canada, provided that the Bank has perfected its security interest in the appropriate Canadian province, or (iv) approved by Bank on a case-by-case basis. All Eligible Foreign Accounts must be calculated in U.S. Dollars.

        "Environmental Laws" means all laws, rules, regulations, orders and the like issued by any federal state, local foreign or other governmental or quasi-governmental authority or any agency pertaining to the environment or to any hazardous materials or wastes, toxic substances, flammable, explosive or radioactive materials, asbestos or other similar materials.

        "Equipment" means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which a Borrower has any interest.

        "Equipment Advance(s)" means a cash advance or cash advances under the Equipment Line.

        "Equipment Line" means a Credit Extension of up to $3,000,000.

        "Equipment Maturity Date" means October 26, 2011.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

        "Event of Default" has the meaning set forth in Article 8.

        "Foreign Subsidiary" means a direct or indirect Subsidiary of any Borrower located outside of the United States.

        "GAAP" means generally accepted accounting principles, consistently applied, as in effect from time to time.

        "Guaranty" has the meaning set forth in Section 8.11.

        "Guaranty Documents" has the meaning set forth in Section 8.11.

        "Horizon" means Horizon Technology Funding Company V, LLC, a Delaware limited liability company.

        "Indebtedness" means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations.

        "Initial Public Offering" means the initial firm commitment underwritten offering of any Borrower's common stock pursuant to a registration statement under the Securities Act of 1933 filed with and declared effective by the Securities and Exchange Commission.

        "Insolvency Proceeding" means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

        "Intellectual Property Collateral" means all of each Borrower's right, title, and interest in and to the following:

          (a)   Copyrights, Trademarks and Patents;

          (b)   Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

          (c)   Any and all design rights which may be available to a Borrower now or hereafter existing, created, acquired or held;

          (d)   Any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

          (e)   All licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights;

          (f)    All amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and

          (g)   All proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

        "Intellectual Property Security Agreement" means that certain Intellectual Property Security Agreement executed by Borrowers in favor of Bank, dated as of even date herewith, as may be amended from time to time hereafter.

        "Inventory" means all present and future inventory in which a Borrower has any interest.

        "Investment" means any beneficial ownership of (including stock, partnership or limited liability company interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

        "IRC" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

        "Letter of Credit" means a commercial or standby letter of credit or similar undertaking issued by Bank at Administrative Borrower's request in accordance with Section 2.1(b)(iii).

        "Letter of Credit Sublimit" means a sublimit for Letters of Credit under the Revolving Line not to exceed $2,000,000.

        "Joint and Several Borrower Rider" means that certain agreement dated of even date herewith, among each Borrower in favor of Bank, so that each Borrower may jointly and severally assume and bind one another to all debts, liabilities and obligations arising under this Agreement and each of the other Loan Documents.

        "Lien" means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

        "Liquidity Event" means any time when the aggregate outstanding amount of Obligations is $6,000,000 or greater; provided, however, solely for the purpose of determining such event, and so long as Borrowers maintain a minimum balance of Cash at Bank, or its Affiliates covered by a control agreement, of at least 5,000,000, the aggregate outstanding amount of Obligations shall not include any amounts outstanding under the Letter of Credit Sublimit.

        "Loan Documents" means, collectively, this Agreement, the Joint and Several Borrower Rider, the Intellectual Property Security Agreement, any note or notes executed by Borrowers, or any one of them, and any other document, instrument or agreement entered into in connection with this Agreement, all as amended or extended from time to time.

        "Material Adverse Effect" means a material adverse effect on (i) the business operations or condition (financial or otherwise) of a Borrower and its Subsidiaries taken as a whole, (ii) the ability of a Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents and (iii) a Borrower's interest in, or the value, perfection or priority of Bank's security interest in the Collateral.

        "Negotiable Collateral" means all of each Borrower's present and future letters of credit of which it is a beneficiary, drafts, instruments (including promissory notes), securities, documents of title, and chattel paper, and Borrowers' Books relating to any of the foregoing.

        "Non-Borrowing Base Amount" means an amount equal to either (a) $2,000,000 for the period commencing on the Closing Date and ending on the date that is the one-year anniversary thereof, or (b) $1,000,000 for the period commencing on the day immediately following the one-year anniversary of the Closing Date and ending on the Revolving Maturity Date.

        "Obligations" means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrowers, or any one of them, pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrowers, or any one of them, to others that Bank may have obtained by assignment or otherwise.

        "Parent: has the meaning set forth in the preamble hereto.

        "Patents" means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

        "Periodic Payments" means all installments or similar recurring payments that Borrowers may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrowers and Bank.

        "Permitted Indebtedness" means:

          (a)   Indebtedness of a Borrower in favor of Bank arising under this Agreement or any other Loan Document;

          (b)   Indebtedness existing on the Closing Date and disclosed in the Schedule;

          (c)   Indebtedness not to exceed $50,000 in the aggregate in any fiscal year (other than Indebtedness owed to ATEL, in which case such Indebtedness shall not exceed $1,951,000) secured by a lien described in clause (c) of the defined term "Permitted Liens," provided such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness;

          (d)   Subordinated Debt;

          (e)   Indebtedness to trade creditors incurred in the ordinary course of business; and

          (f)    Extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon a Borrower or its Subsidiary, as the case may be.

        "Permitted Investment" means:

          (a)   Investments existing on the Closing Date disclosed in the Schedule;

          (b)   Marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor's Corporation or Moody's Investors Service, (iii) Bank's certificates of deposit maturing no more than one year from the date of investment therein, and (iv) Bank's money market accounts;

          (c)   Repurchases of stock from former employees or directors of a Borrower under the terms of applicable repurchase agreements (i) in an aggregate amount not to exceed $50,000 in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases, or (ii) in any amount where the consideration for the repurchase is the cancellation of indebtedness owed by such former employees to such Borrower regardless of whether an Event of Default exists;

          (d)   Investments accepted in connection with Permitted Transfers;

          (e)   Investments of Subsidiaries in or to other Subsidiaries of a Borrower and Investments by a Borrower in Subsidiaries not to exceed $50,000 in the aggregate in any fiscal year;

          (f)    Investments not to exceed $50,000 in the aggregate in any fiscal year consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of a Borrower or its Subsidiaries pursuant to employee stock purchase plan agreements approved by a Borrower's Board of Directors;

          (g)   Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of a Borrower's business;

          (h)   Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (h) shall not apply to Investments of a Borrower in any Subsidiary; and

          (i)    Joint ventures or strategic alliances in the ordinary course of Borrowers' business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrowers do not exceed $50,000 in the aggregate in any fiscal year.

        "Permitted Liens" means the following:

          (a)   Any Liens existing on the Closing Date and disclosed in the Schedule (excluding Liens to be satisfied with the proceeds of the Advances) or arising under this Agreement or the other Loan Documents;

          (b)   Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Borrowers maintains adequate reserves, provided the same have no priority over any of Bank's security interests;

          (c)   Liens not to exceed $50,000 in the aggregate (other than Liens in favor of ATEL, in which case such Liens shall not exceed $1,951,000) (i) upon or in any Equipment (other than Equipment financed by an Equipment Advance) acquired or held by Borrowers or any of its Subsidiaries to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such Equipment, or (ii) existing on such Equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such Equipment;

          (d)   Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;

          (e)   Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Sections 8.5 or 8.9; and

          (f)    Liens in favor of Horizon that are granted by Borrower in connection with Indebtedness described in clause (d) of the definition of "Permitted Indebtedness".

        "Permitted Transfer" means the conveyance, sale, lease, transfer or disposition by a Borrower or any Subsidiary of:

          (a)   Inventory in the ordinary course of business;

          (b)   licenses and similar arrangements for the use of the property of such Borrower or its Subsidiaries in the ordinary course of business;

          (c)   worn-out or obsolete Equipment not financed with the proceeds of Equipment Advances; or

          (d)   other assets of Borrowers or their Subsidiaries that do not in the aggregate exceed $50,000 during any fiscal year.

        "Person" means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

        "Prime Rate" means the variable rate of interest, per annum, most recently announced by Bank, as its "prime rate," whether or not such announced rate is the lowest rate available from Bank.

        "Responsible Officer" means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the Vice President, Finance and Corporate Controller of a Borrower.

        "Revolving Line" means a Credit Extension of up to $6,000,000 (inclusive of any amounts outstanding under the Letter of Credit Sublimit).

        "Revolving Maturity Date" means October 26, 2009.

        "Schedule" means the schedule of exceptions attached hereto and approved by Bank, if any.

        "SOS Reports" means the official reports from the Secretaries of State of each Collateral State, Chief Executive Office State and the Borrower State and other applicable federal, state or local government offices identifying all current security interests filed in the Collateral and Liens of record as of the date of such report.

        "Subordinated Debt" means any debt incurred by a Borrower that is subordinated in writing to the debt owing by Borrowers to Bank on terms reasonably acceptable to Bank (and identified as being such by such Borrower and Bank).

        "Subsidiary" means any corporation, partnership or limited liability company or joint venture in which (i) any general partnership interest or (ii) more than 50% of the stock, limited liability company interest or joint venture of which by the terms thereof ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by a Borrower, either directly or through an Affiliate.

        "Trademarks" means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of a Borrower connected with and symbolized by such trademarks.

        "Tranche A" has the meaning assigned in Section 2.1(c)(i).

        "Tranche B" has the meaning assigned in Section 2.1(c)(i).

        "Tranche A Equipment Advance" or "Tranche A Equipment Advances" means any Equipment Advances(s) made under Tranche A.

        "Tranche B Equipment Advance" or "Tranche B Equipment Advances" means any Equipment Advances(s) made under Tranche B.

        "Tranche A Availability End Date" means March 26, 2008.

        "Tranche B Availability End Date" means October 26, 2008.

EXHIBIT B

COLLATERAL DESCRIPTION ATTACHMENT TO LOAN AND SECURITY AGREEMENT

DEBTOR	CONVIO, INC., a Delaware corporation GETACTIVE SOFTWARE, INC., a Delaware corporation
SECURED PARTY:	COMERICA BANK, a Michigan banking corporation

        All personal property of each Borrower (each herein referred to as a "Borrower" or a "Debtor") whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

          (a)   all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of such Debtor's books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;

          (b)   all common law and statutory copyrights and copyright registrations, applications for registration, now existing or hereafter arising, in the United States of America or in any foreign jurisdiction, obtained or to be obtained on or in connection with any of the foregoing, or any parts thereof or any underlying or component elements of any of the foregoing, together with the right to copyright and all rights to renew or extend such copyrights and the right (but not the obligation) of Secured Party to sue in its own name and/or in the name of such Debtor for past, present and future infringements of copyright;

          (c)   all trademarks, service marks, trade names and service names and the goodwill associated therewith, together with the right to trademark and all rights to renew or extend such trademarks and the right (but not the obligation) of Secured Party to sue in its own name and/or in the name of such Debtor for past, present and future infringements of trademark;

          (d)   all (i) patents and patent applications filed in the United States Patent and Trademark Office or any similar office of any foreign jurisdiction, and interests under patent license agreements, including, without limitation, the inventions and improvements described and claimed therein, (ii) licenses pertaining to any patent whether such Debtor is licensor or licensee, (iii) income, royalties, damages, payments, accounts and accounts receivable now or hereafter due and/or payable under and with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iv) right (but not the obligation) to sue in the name of such Debtor and/or in the name of Secured Party for past, present and future infringements thereof, (v) rights corresponding thereto throughout the world in all jurisdictions in which such patents have been issued or applied for, and (vi) reissues, divisions, continuations, renewals, extensions and continuations-in-part with respect to any of the foregoing; and

          (e)   any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time, including revised Division 9 of the Uniform Commercial Code-Secured Transactions, added by Stats. 1999, c.991 (S.B. 45), Section 35, operative July 1, 2001.

B-1